Exhibit 4.3

DESCRIPTION OF SECURITIES

AleAnna, Inc. (“AleAnna,” “we,” “our,” “us,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, par value $0.0001 par value per share (“Class A Common Stock”), and public warrants, each whole public warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”).

The following description of capital stock and warrants is based on our Certificate of Incorporation (our “certificate of incorporation”), our Amended and Restated Bylaws (our “bylaws”), the A&R Registration Rights Agreement, and the Public Warrant-related documents, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Form 10-K”). The following description of the material terms of the capital stock and warrants is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the provisions of applicable law and to our certificate of incorporation, bylaws, A&R Registration Rights Agreement and Public Warrant-related documents. We urge you to read each of our certificate of incorporation, bylaws, the Public Warrant-related documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information. Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Form 10-K.

The following summary of certain provisions of the Company’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law.

Authorized and Outstanding Stock

The total amount of authorized capital stock of the Company is 223,500,000 shares, consisting of:

●	150,000,000 shares of Class A Common Stock, par value $0.0001 per share;

●	2,500,000 shares of Class B Common Stock, par value $0.0001 per share;

●	70,000,000 shares of Class C Common Stock, par value $0.0001 per share; and

●	1,000,000 shares of Preferred Stock, par value $0.0001 per share.

As of March 28, 2025, 40,584,455 shares of Class A Common Stock are outstanding, no shares of Class B Common Stock are outstanding, 25,994,400 shares of Class C Common Stock are outstanding, no shares of Preferred Stock outstanding and 11,225,978 Public Warrants are outstanding.

Class A Common Stock

There are 40,584,455 shares of Class A Common Stock outstanding.

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class A Common Stock vote together with holders of the Class C Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present, and further provided that, prior to the Trigger Date, certain provisions of our Certificate of Incorporation may only be amended by a vote of two-thirds of the total votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately as a single class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Class A Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Class C Common Stock. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, have no voting power pursuant to the Certificate of Incorporation with respect to, and are not entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote as a separate class thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any, the holders of Class A Common Stock are entitled to receive, pari passu, an amount per share equal to the par value thereof. Thereafter the holders of all outstanding shares of Class A Common Stock are entitled to share ratably in all net assets remaining available for distribution.

Other rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Class C Common Stock

There are 25,994,400 shares of Class C Common Stock outstanding.

Voting rights. Each holder of Class C Common Stock is entitled to one vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class C Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class, provided that a quorum is present, and further provided that, prior to the Trigger Date, certain provisions of our Certificate of Incorporation may only be amended by a vote of two-thirds of the total votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. The holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately as a single class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, special or other rights of Class C Common Stock in a manner that is disproportionately adverse as compared to the powers, preferences, special or other rights of Class A Common Stock. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class C Common Stock, as such, have no voting power pursuant to the Certificate of Incorporation with respect to, and are not entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote as a separate class thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The holders of the Class C Common Stock do not participate in any dividends declared by the Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class C Common Stock are not entitled to receive any assets of the Company in excess of the par value thereof.

Other rights. The holders of shares of Class C Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class C Common Stock.

Exchange and Cancellation. To the extent that a holder of Class C Common Stock exchanges its Class C LLC Units with a corresponding number of shares of Class C Common Stock for shares of Class A Common Stock in accordance with the A&R HoldCo LLC Agreement, the shares of Class C Common Stock so exchanged shall automatically, and without further action on the part of the Company or any holder of Class C Common Stock, be cancelled for no consideration.

Preferred Stock

No shares of Preferred Stock are issued or outstanding. The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by the holders of the Class A Common Stock or Class C Common Stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The existence of authorized but unissued shares of preferred stock may enable our Board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class C Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock.

Public Warrants

There are 11,225,978 Public Warrants outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants will be issued upon the separation of the units, and only whole Public Warrants will trade. The Public Warrants will expire on December 13, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant is exercisable, and we are not obligated to issue shares of Class A Common Stock upon the exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise are registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant is not entitled to exercise such Public Warrant, and such Public Warrant may have no value and expire worthless. In no event are we required to net cash settle any Public Warrant.

If our shares of Class A Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the lesser of the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the “warrant price” (defined below) and the “fair market value” (defined below) by (y) the fair market value, provided that no cashless exercise shall be permitted unless the fair market value is equal to or higher than the warrant price. The “fair market value” as used in this paragraph shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Public Warrant is received by the warrant agent. The “warrant price” as used in this paragraph shall mean the price per share at which the Class A Common Stock may be purchased at the time a Public Warrant is exercised.

Redemption of Public Warrants when the last sales price of our Class A Common Stock equals or exceeds $18.00.

We may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder;

●	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third trading day before we send to the notice of redemption to the Public Warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Class A Common Stock underlying such Public Warrants.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. In the event that we elect to redeem all of the redeemable Public Warrants, we will fix a date for the redemption. Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by not less than 30 days prior to the redemption date to the registered holders of the redeemable Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that product of the number of Class A Common Stock underlying the Public Warrants equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the “warrant price” (defined below) and the “fair market value” (defined below) by (y) the “fair market value”. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. The “warrant price” as used in this paragraph shall mean the price per share at which the Class A Common Stock may be purchased at the time a Public Warrant is exercised. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants.

Anti-dilution Adjustments

If the number of shares of outstanding Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a stock dividend, split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Class A Common Stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Public Warrants are convertible), other than (i) as described above or (ii) certain ordinary cash dividends.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent or at the office of its successor as Public Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, duly executed as indicated, accompanied by full payment of the warrant price for each full share of Class A Common Stock as to which the Public Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Public Warrant. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares of Class A Common Stock will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The exclusive forum clause set forth in the warrant agreement governing the Public Warrants may have the effect of limiting an investor’s rights to bring legal action against us and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.”

Dividends

We have not declared any dividends, and the Board will consider whether or not to institute a divided policy in the future. The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company after the completion of the Business Combination subject to the discretion of the Board.

The Company is a holding company with no material assets other than its interest in HoldCo.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C HoldCo Units and a corresponding number of shares of Class C Common Stock pursuant to the A&R HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C HoldCo Units and all outstanding shares of Class C Common Stock pursuant to the A&R HoldCo LLC Agreement.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the number of directors of the Company shall be five and thereafter, the Board will determine the number of directors who will serve on the Board. The Board is divided into three classes designated as Class I, Class II and Class III. Class I directors serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. Classes I and II consists of two directors each, and Class III consists of one director. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board. In addition, the Certificate of Incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.

Corporate Opportunities

The Certificate of Incorporation sets forth provisions to regulate and define the conduct of certain of our affairs with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the non-employee directors or their respective affiliates and the powers, rights, duties and liabilities of us and our Directors, officers and stockholders in connection therewith.

Written Consent by Stockholders

Under the Certificate of incorporation, subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by our stockholders may be effected (i) at a duly called annual or special meeting of our stockholders or (ii) until such time that we are no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Event”), by the consent in writing of the holders of a majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.

Special Meeting of Stockholders

The Certificate of Incorporation will, subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the chairperson of the Board, our chief executive officer, at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or, until the Trigger Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL.

Quorum

The Bylaws provide that at any meeting of the Board a majority of the total number of directors then authorized constitutes a quorum for all purposes. The Bylaws provide that majority of the voting power of the stock outstanding and entitled to vote at the meeting of stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company’s Board or its committees. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Approval Provisions

The Certificate of Incorporation and the Bylaws provide that the Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.

Prior to the Trigger Date, the Certificate of Incorporation provides that members of the Board may be removed for cause by at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Certificate of Incorporation, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that Section 5.2, Section 5.3, Section 6.1, Section 6.2. Article VII, Section 8.2, Article IX and Article XI therein, including the following provisions therein may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

●	the provisions regarding filling vacancies on the Board and newly created directorships;

●	the provisions regarding resignation and removal of directors;

●	the provisions regarding stockholder action by written consent;

●	the provisions regarding meetings of stockholders;

●	the provisions regarding personal liability of directors and officers and the right to indemnification;

●	the provision regarding amending the Bylaws;

●	the exclusive forum provisions; and

●	the provisions regarding corporate opportunities.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of the Company to the Company or the Company’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee or agent of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Company or any current or former director, officer, employee or agent of the Company governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, these exclusive forum provisions shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Bylaws. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (b) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of a company and its stockholders, through stockholders’ derivative suits on a company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Certificate of Incorporation provides that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

A&R Registration Rights Agreement

On the Closing Date, the Registration Rights Agreement was amended and restated by the Registration Rights Holders. In certain circumstances, the Registration Rights Holders can demand the Company’s assistance with underwritten offerings and block trades, and the Registration Rights Holders are entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by the Company if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Transfer Agent and Warrant Agent

The transfer agent for Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our shares of Class A Common Stock and Public Warrants are listed on The Nasdaq Capital Market under the symbols “ANNA” and “ANNAW,” respectively.